CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES H-1 PREFERRED STOCK
OF
TARONIS TECHNOLOGIES, INC.

Taronis Technologies, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Certificate of Incorporation, as amended, of the Company, and pursuant to the provisions of the DGCL, the Board adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of two thousand (2,000) shares of Series H-1 Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue two thousand (2,000) shares of Series H-1 Preferred Stock, par value $0.001 per share (the “Series H-1 Preferred Shares”), which shall have the following powers, designations, preferences and other special rights:

(1) RANKING. The Series H-1 Preferred Shares shall rank prior and superior to all of the Common Stock and any other capital stock of the Company, except the Company’s Series G Convertible Preferred Stock, par value $0.001 per share (the “Series G Preferred Shares”), with respect to the preferences as to dividends, distributions and payments upon a Liquidation Event (such stock being referred to hereinafter collectively as “Junior Stock”). The rights of the shares of Common Stock and other capital stock of the Company, except for the Series G Preferred Shares, shall be of junior rank to and subject to the preferences and relative rights of the Series H-1 Preferred Shares. The Series G Preferred Shares shall rank equal to the Series H-1 Preferred Shares with respect to the preferences as to dividends, distributions and payments upon a Liquidation Event (the Series G Preferred Shares and such other stock, if any, ranking equal to the Series H-1 Preferred Shares as to dividends, distributions and payments upon a Liquidation Event being referred to hereinafter collectively as “Pari Passu Stock”).

(2) PAYMENTS OF STATED VALUE; PREPAYMENT. The Company acknowledges and agrees that the Series H-1 Preferred Shares were issued at an original issue discount. If any Series H-1 Preferred Shares remain outstanding on the Maturity Date, the Company shall redeem such Series H-1 Preferred Shares in cash in an amount equal to the Redemption Amount for each such Series H-1 Preferred Share. The “Maturity Date” shall be the earlier to occur of (i) the date that the Company obtains the approval of its stockholders to issue all shares of Common Stock issuable (A) pursuant to the terms of the Certificate of Designations, Preferences and Rights of the Company’s Series H Convertible Preferred Stock, par value $0.001 per share (the “Series H CoD”) and (B) upon exercise of the Warrants (as defined in the Series H SPA), in each case, without giving effect to any limitation on the issuance of shares of Common Stock pursuant to the terms of the Series H CoD or upon exercise of the Warrants (as defined in the Series H SPA) set forth therein, in accordance with the rules and regulations of the Principal Market and (ii) January 31, 2020, as may be extended (1) with the prior written consent of the Required Holders or (2) at the option of each Holder (x) in the event that, and for so long as, a Triggering Event (as defined in Section 5(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 2) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 2) that with the passage of time and the failure to cure would result in a Triggering Event and (y) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 6(b)) is delivered prior to the Maturity Date. Other than as specifically permitted by this Certificate of Designations, the Company may not prepay any portion of the outstanding Stated Value, accrued and unpaid dividends, if any, or accrued and unpaid Late Charges (as defined in Section 21(b)) on Stated Value and dividends, if any.

(3) LIQUIDATION. In the event of a Liquidation Event, holders of Series H-1 Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”) upon such Liquidation Event, but before any amount shall be paid to the holders of any Junior Stock, an amount per Series H-1 Preferred Share equal to the Redemption Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of Pari Passu Stock, if any, then each Holder and each holder of any such Pari Passu Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Series H-1 Preferred Shares and Pari Passu Stock. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of Junior Stock in connection with a Liquidation Event as to which this Section applies.

(4) DIVIDENDS. From and after the first date of issuance of any Series H-1 Preferred Shares (the “Issuance Date”), the Holders shall be entitled to receive dividends per Series H-1 Preferred Share when, as and if declared by the Board. In addition, from and after the occurrence and during the continuance of any Triggering Event, dividends shall accrue hereunder at eighteen percent (18.0%) per annum (the “Default Rate”) and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable, if applicable, in arrears on the last Business Day of any Calendar Quarter during which dividends accrue hereunder (a “Dividend Date”) to the record holder of the Series H-1 Preferred Shares in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holders in writing to the Company. Accrued and unpaid dividends, if any, shall also be payable prior to a Dividend Date by way of inclusion of the dividends in the Redemption Amount upon any redemption hereunder occurring prior to the Maturity Date. In the event that an Triggering Event is subsequently cured (and no other Triggering Event then exists (including, without limitation, for the Company’s failure to pay such dividends at the Default Rate on the Maturity Date)), dividends shall cease to accrue hereunder as of the calendar day immediately following the date of such cure; provided that the dividends as calculated and unpaid during the continuance of such Triggering Event shall continue to apply to the extent relating to the days after the occurrence of such Triggering Event through and including the date of such cure of such Triggering Event; provided, further, that for the purpose of this Section 4, such Triggering Event shall not be deemed cured unless and until any accrued and unpaid dividends shall be paid to the Holders.

(5) RIGHTS UPON TRIGGERING EVENT.

(a) Triggering Event. Each of the following events or failures shall constitute a “Triggering Event”:

(i) (A) the suspension of the Common Stock from trading on an Eligible Market for a period of two (2) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period or (B) the failure of the Common Stock to be listed on an Eligible Market;

(ii) the Company’s failure to pay to such Holder any amount of Stated Value, dividends, Late Charges, Redemption Price or other amounts when and as due under this Certificate of Designations or any other Transaction Document, except, in the case of a failure to pay dividends and/or Late Charges when and as due, in which case only if such failure continues for a period of at least an aggregate of two (2) Business Days;

(iii) the occurrence of any default (after lapse of any applicable cure periods) under, redemption of or acceleration prior to maturity of at least an aggregate of $100,000 of Indebtedness of the Company or any of its Subsidiaries;

(iv) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(vi) a final judgment or judgments for the payment of money aggregating in excess of $100,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $100,000 amount set forth above so long as the Company provides the Holders a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holders) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(vii) other than as specifically set forth in another clause of this Section 5(a), the Company or any of its Subsidiaries breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach remains uncured for a period of five (5) consecutive Business Days;

(viii) any breach or failure in any respect to comply with either Sections 11 or 12 of this Certificate of Designations;

(ix) any material damage to, or loss, theft or destruction of, any material amount of property of the Company, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance would reasonably be expected to have a Material Adverse Effect;

(x) a false or inaccurate certification (including a false or inaccurate deemed certification) as to whether any Triggering Event has occurred; or

(xi) any Material Adverse Effect occurs.

(b) Redemption Right Upon a Triggering Event. Upon the occurrence of a Triggering Event, the Company shall within one (1) Business Day deliver written notice thereof via electronic mail (a “Triggering Event Notice”) to the Holders. At any time after the earlier of a Holder’s receipt of a Triggering Event Notice and a Holder becoming aware of a Triggering Event, such Holder may require the Company to redeem (a “Triggering Event Redemption”) all or any portion of such Holder’s Series H-1 Preferred Shares by delivering written notice thereof (a “Triggering Event Redemption Notice”) to the Company, which Triggering Event Redemption Notice shall indicate the number of such Holder’s Series H-1 Preferred Shares that such Holder is electing to require the Company to redeem. Each Series H-1 Preferred Share subject to redemption by the Company pursuant to this Section 5(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to 118% of the Redemption Amount being redeemed (the “Triggering Event Redemption Price”). Redemptions required by this Section 5(b) shall be made in accordance with the provisions of Section 9. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Series H-1 Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any Series H-1 Preferred Shares under this Section 5(b), each Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any Triggering Event redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of a Holder’s actual loss of its investment opportunity and not as a penalty.

(6) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a) Assumption. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Certificate of Designations in accordance with the provisions of this Section 6(a) pursuant to written agreements in form and substance reasonably satisfactory to the Holders and approved by the Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of each Holder, deliver to such Holder in exchange for such Holder’s Series H-1 Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations governing shares of preferred stock of the Successor Entity, which is reasonably satisfactory in form and substance to the Holders. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein.

(b) Redemption Right. No sooner than twenty (20) days nor later than fifteen (15) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via electronic mail to the Holders (a “Change of Control Notice”). At any time during the period beginning on the earlier to occur of (x) any oral or written agreement by the Company or any of its Subsidiaries, upon consummation of which the transaction contemplated thereby would reasonably be expected to result in a Change of Control, (y) a Holder becoming aware of a Change of Control if the Change of Control Notice is not delivered to such Holder in accordance with the immediately preceding sentence (as applicable) and (z) a Holder’s receipt of a Change of Control Notice and ending twenty (20) Trading Days after the date of the consummation of such Change of Control, such Holder may require the Company to redeem (a “Change of Control Redemption”) all or any portion of such Holder’s Series H-1 Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Redemption Amount such Holder is electing to require the Company to redeem. Any Series H-1 Preferred Shares subject to redemption pursuant to this Section 6(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to 118% of the Redemption Amount being redeemed (the “Change of Control Redemption Price”). Redemptions required by this Section 6(b) shall be made in accordance with the provisions of Section 9 and shall have priority to payments to stockholders in connection with a Change of Control. To the extent redemptions required by this Section 6(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Series H-1 Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of the Series H-1 Preferred Shares under this Section 6(b), the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any Change of Control redemption premium due under this Section 6(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

(7) OPTIONAL REDEMPTION AT THE COMPANY’S ELECTION. At any time and from time to time after the Issuance Date, the Company shall have the right to redeem all, but not less than all, of the Redemption Amount then remaining under the Series H-1 Preferred Shares (the “Company Optional Redemption Amount”) as designated in the Company Optional Redemption Notice on the Company Optional Redemption Date (each as defined below) (the “Company Optional Redemption”). The Series H-1 Preferred Shares subject to redemption pursuant to this Section 7 shall be redeemed by the Company on the Company Optional Redemption Date in cash by wire transfer of immediately available funds at a price equal to 125% of the Redemption Amount to be redeemed (the “Company Optional Redemption Price”). The Company may exercise its right to require redemption under this Section 7 by delivering a thirty (30) calendar day prior written notice thereof via electronic mail to all, but not less than all, of the Holders (the “Company Optional Redemption Notice” and the date the Company has delivered to each applicable Holder such notice is referred to as the “Company Optional Redemption Notice Date”). The Company Optional Redemption Notice shall be irrevocable. The Company Optional Redemption Notice shall (i) state the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”), which date shall be the fifth (5th) calendar day immediately following the Company Optional Redemption Notice Date (or if such date is not a Business Day, the immediately following Business Day), (ii) state the aggregate Redemption Amount of the Series H-1 Preferred Shares which is subject to Company Optional Redemption from the Holders pursuant to this Section 7 on the Company Optional Redemption Date, (iii) state the Company Optional Redemption Price. The Company Optional Redemption made pursuant to this Section 7 shall be made in accordance with Section 9. To the extent redemptions required by this Section 7 are deemed or determined by a court of competent jurisdiction to be prepayments of the Series H-1 Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. If the Company elects to cause a Company Optional Redemption pursuant to this Section 7, then, except as set forth in the proviso below, it must simultaneously take the same action in the same proportion of ownership of Series H-1 Preferred Shares with respect to all Holders.

(8) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all of the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders.

(9) REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Triggering Event Redemption Price to a Holders within three (3) Business Days after the Company’s receipt of such Holder’s Triggering Event Redemption Notice (the “Triggering Event Redemption Date”). If a Holder has submitted a Change of Control Redemption Notice in accordance with Section 6(b), the Company shall deliver the applicable Change of Control Redemption Price to such Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within three (3) Business Days after the Company’s receipt of such notice otherwise (such date, the “Change of Control Redemption Date”). The Company shall deliver the applicable Company Optional Redemption Price to each Holder on the applicable Company Optional Redemption Date. The Company shall pay the applicable Redemption Price to the Holders in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the holder in writing to the Company on the applicable due date. In the event that the Company does not pay a Redemption Price to a Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, a Holder shall have the option, in lieu of redemption, to require the Company to promptly return to such Holder any or all of the Series H-1 Preferred Shares that were submitted for redemption by such Holder and for which the applicable Redemption Price has not been paid. Upon the Company’s receipt of such notice, (i) the applicable Redemption Notice of, or to, such Holder shall be null and void with respect to such Series H-1 Preferred Shares and (ii) the Company shall immediately return any Series H-1 Preferred Shares, or issue new Series H Stock Certificates to such Holder representing such Redemption Amount to be redeemed. A Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Redemption Amount subject to such notice.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any Holder for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 5 or Section 6(b) or Section 7 (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to each Holder a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of such Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of a Holder’s Redemption Notice and the Company is unable to redeem all Stated Value, dividends, Late Charges and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each Holder based on the Stated Value of the Series H-1 Preferred Shares submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

(c) Insufficient Assets. If upon a Redemption Date, the assets of the Company are insufficient to pay the applicable Redemption Price, the Company shall (i) take all appropriate action reasonably within its means to maximize the assets available for paying the applicable Redemption Price, (ii) redeem out of all such assets available therefor on the applicable Redemption Date the maximum possible number of Series H-1 Preferred Shares that it can redeem on such date pro rata among the Holders to be redeemed in proportion to the aggregate number of Series H-1 Preferred Shares outstanding on the applicable Redemption Date and (iii) following the applicable Redemption Date, at any time and from time to time when additional assets of the Company become available to pay the balance of the applicable Redemption Price of the Series H-1 Preferred Shares, the Company shall use such assets, at the end of the then current fiscal quarter, to pay the balance of such Redemption Price of the Series H-1 Preferred Shares, or such portion thereof for which assets are then available, on the basis set forth above at the applicable Redemption Price, and such assets will not be used prior to the end of such fiscal quarter for any other purpose. Dividends on the Stated Value of the Series H-1 Preferred Shares that have not been redeemed shall continue to accrue until such time as the Company redeems the Series H-1 Preferred Shares. The Company shall pay to each Holder the applicable Redemption Price for each Series H-1 Preferred Share without regard to the legal availability of funds unless expressly prohibited by applicable law or unless the payment of the applicable Redemption Price could reasonably be expected to result in personal liability to the directors of the Company.

(10) VOTING RIGHTS. Each Holder shall vote on all matters submitted to a class vote of the Holders. Except as set forth in this Section 10 and as required by applicable law, the Series H-1 Preferred Shares shall not have any voting rights.

(11) NEGATIVE COVENANTS. After the date hereof and until all of the Series H-1 Preferred Shares have been redeemed or otherwise satisfied in full in accordance with their terms, the Company shall not, and the Company shall not permit any of its Subsidiaries, without the prior written consent of the Required Holders, to directly or indirectly:

(a) incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness;

(b) allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens and as set forth on Schedule 3(yy)(i) of the Securities Purchase Agreement;

(c) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, a Triggering Event has occurred and is continuing;

(d) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (including, without limitation Permitted Indebtedness) other than as set forth on Schedule 3(yy)(ii) of the Securities Purchase Agreement;

(e) other than (i) as required by the Series G Preferred Shares in accordance with the terms of the Certificate of Designations, Preferences and Rights of the Series G Preferred Shares and (ii) with respect to the Series H-1 Preferred Shares in accordance with the terms of the Certificate of Designations, redeem or repurchase its Equity Interest (except on a pro rata basis among all holders thereof);

(f) other than (i) as required by the Series G Preferred Shares in accordance with the terms of the Certificate of Designations, Preferences and Rights of the Series G Preferred Shares and (ii) with respect to the Series H-1 Preferred Shares in accordance with the terms of the Certificate of Designations, declare or pay any dividends or distribution on any Equity Interest of the Company or of its Subsidiaries;

(g) make, any change in the nature of its business as described in the Company’s most recent Annual Report filed on Form 10-K with the SEC or modify its corporate structure or purpose;

(h) encumber, license or otherwise allow any Liens on any Intellectual Property, including, without limitation, any claims for damage by way of any past, present, or future infringement of any of the foregoing, in each case, other than Permitted Liens;

(i) enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, license, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof;

(j) issue Series H-1 Preferred Shares (other than as contemplated by the Securities Purchase Agreement), or issue any other securities that would cause a breach or default under this Certificate of Designations;

(k) create (by reclassification or otherwise), or authorize the creation of, or issue or obligate itself to issue additional or other capital stock or securities exchangeable for or convertible or exercisable into capital stock whether such capital stock is Pari Passu Stock or ranks senior to the Series H-1 Preferred Shares prior and in preference to the Series H-1 Preferred Shares in respect of the preferences as to distributions, the payment of dividends and payments upon a Liquidation Event; or

(l) other than the Company’s adoption of a stockholder rights plan, or “poison pill,” grant, issue or sell any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all record holders of any class of Common Stock.

(12) AFFIRMATIVE COVENANTS. Until all of the Series H-1 Preferred Shares have been redeemed or otherwise satisfied in full in accordance with their terms, the Company shall, and the Company shall, except with respect to clause (e) below, cause each Subsidiary to, unless otherwise agreed to by the Required Holders, directly and indirectly:

(a) maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except in the case that any such failure to so maintain, preserve or comply has not had and is not reasonably likely to have, a Material Adverse Effect;

(b) maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except in the case that any such failure to so maintain, preserve or comply has not had, and is not reasonably likely to have, a Material Adverse Effect;

(c) take all action necessary or advisable to maintain all of the Intellectual Property that is necessary or material to the conduct of its business in full force and effect; and

(d) maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(13) VOTE TO CHANGE THE TERMS OF OR ISSUE SERIES H-1 PREFERRED SHARES. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may: (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series H-1 Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease the authorized number of shares of Series H-1 Preferred Shares; or (c) amend or waive any provision of the Certificate of Designations with respect to the Series H-1 Preferred Shares. Any amendment or waiver to this Certificate of Incorporation made in conformity with the provisions of this Section 13 shall be binding on all Holders. No such amendment or waiver shall be effective to the extent that it applies to less than all of the Holders.

(14) TRANSFER. Series H-1 Preferred Shares may be offered, sold, assigned or transferred by a Holder without the consent of the Company. Holders shall have the right to transfer and to exercise rights with respect to fractional Series H-1 Preferred Shares and any redemptions of Series H-1 Preferred Shares by the Company shall be made calculating the number of applicable Series H-1 Preferred Shares to one thousandth of a Series H-1 Preferred Share.

(15) EQUAL TREATMENT OF HOLDERS. No consideration shall be offered or paid to any of the Holders to amend or waive or modify any provision of the Series H-1 Preferred Shares, unless the same consideration (other than the reimbursement of legal fees) is also offered to all of the Holders. This provision constitutes a separate right granted to each of the Holders by the Company and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

(16) GENERAL PROVISIONS.

(a) In addition to the above provisions with respect to Series H-1 Preferred Shares, such Series H-1 Preferred Shares shall be subject to and be entitled to the benefit of the provisions set forth in the Certificate of Incorporation of the Company with respect to preferred stock of the Company generally; provided, however, that in the event of any conflict between such provisions, the provisions set forth in this Certificate of Designations shall control.

(b) Any Series H-1 Preferred Shares which are repurchased or redeemed shall be automatically and immediately cancelled and shall not be reissued, sold or transferred.

(c) Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

(17) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by such Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(18) CONSTRUCTION; HEADINGS. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations.

(19) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(20) DISPUTE RESOLUTION. In the case of a dispute as to the arithmetic calculation of any Redemption Price, the Company shall submit the disputed arithmetic calculations within one (1) Business Day of receipt, or deemed receipt, of the Redemption Notice or other event giving rise to such dispute, as the case may be, to the applicable Holder. If a Holder and the Company are unable to agree upon such calculation within one (1) Business Day of such disputed arithmetic calculation being submitted to such Holder, then the Company shall, within one (1) Business Day submit the disputed arithmetic calculation of any Redemption Price to an independent, outside accountant, selected by such Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company, at the Company’s expense, shall cause the accountant to perform the determinations or calculations and notify the Company and the applicable Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s calculation shall be binding upon all parties absent demonstrable error.

(21) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Certificate of Designations, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company shall give written notice to the Holder (i) at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividends or distribution upon the Common Stock or (II) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Certificate of Designations, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and such Holder’s wire transfer instructions; provided, that a Holder may elect to receive a payment of cash by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement). Whenever any amount expressed to be due by the terms of this Certificate of Designations is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Stated Value or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18.0%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(22) GOVERNING LAW; JURISDICTION; JURY TRIAL. This Certificate of Designations shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 9(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holders from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holders, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holders. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS OR ANY TRANSACTION CONTEMPLATED HEREBY.

(23) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing the Series H-1 Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by such Holder to the Company in customary form (but without any obligation to post a surety or other bond) and, in the case of mutilation, upon surrender and cancellation of any certificate representing the Series H-1 Preferred Shares, the Company shall execute and deliver new preferred stock certificate(s) representing the outstanding Stated Value.

(24) DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(25) SERIES H-1 PREFERRED SHARE REGISTER. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series H-1 Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Series H-1 Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Series H-1 Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(26) STOCKHOLDER MATTERS. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Series H-1 Preferred Shares may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(27) INDEPENDENT NATURE OF HOLDERS’ OBLIGATIONS AND RIGHTS. The rights and obligations of each Holder under any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute such Holder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Certificate of Designations or out of any other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

(28) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) any Series H-1 Preferred Shares are placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or a Holder otherwise takes action to collect amounts due under this Certificate of Designations or any Series H-1 Preferred Shares or to enforce the provisions of this Certificate of Designations or (b) there occurs any bankruptcy, reorganization, receivership of the company or other proceedings affecting company creditors’ rights and involving a claim under this Certificate of Designations or any Series H-1 Preferred Shares, then the Company shall pay the costs incurred by each Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

(29) CERTAIN DEFINITIONS. For purposes of this Certificate of Designations, Preferences and Rights of Series H-1 Preferred Shares of the Company (this “Certificate of Designations”) the following terms shall have the following meanings:

(a) “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

(b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c) “Buyers” has the meaning ascribed to such term in the Securities Purchase Agreement.

(d) “Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(e) “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(f) “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reorganization, recapitalization or reclassification of such Common Stock.

(g) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(h) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(i) “Eligible Market” means the Principal Market, The New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the OTCQX or OTCQB.

(j) “Equity Interests” means (a) all shares of capital stock (whether denominated as common capital stock or preferred capital stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, Options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fundamental Transaction” means (i) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the outstanding shares of Common Stock, (2) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (d) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) at least 50% of the outstanding shares of Common Stock, (2) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (e) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (b) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the Subscription Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (c) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (iii) that the Company shall directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(m) “GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

(n) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(o) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(p) “Intellectual Property” has the meaning ascribed to such term in the Securities Purchase Agreement.

(q) “Lead Investor” means [              ].

(r) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

(s) “Material Adverse Effect” has the meaning ascribed to such term in the Securities Purchase Agreement.

(t) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(u) “Permitted Indebtedness” means (i) trade payables incurred in the ordinary course of business consistent with past practice, (ii) Indebtedness set forth on Schedule 3(ww) of the Securities Purchase Agreement and (iii) Indebtedness secured by Permitted Liens described in clause (iv) of the definition of Permitted Liens.

(v) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (viii) Liens set forth on Schedule 3(ww)(i) of the Securities Purchase Agreement, and (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting a Triggering Event under Section 5(a)(vi).

(w) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(x) “Principal Market” means The Nasdaq Capital Market.

(y) “Redemption Amount” means the sum of (A) the portion of the Stated Value to be redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid dividends, if any, with respect to such Stated Value and (C) accrued and unpaid Late Charges, if any, with respect to such Stated Value and dividends.

(z) “Redemption Dates” means, collectively, the Triggering Event Redemption Dates, the Change of Control Redemption Dates and the Company Optional Redemption Date, as applicable, each of the foregoing, individually, a Redemption Date.

(aa) “Redemption Notices” means, collectively, the Triggering Event Redemption Notices, the Change of Control Redemption Notices and the Company Optional Redemption Notice, each of the foregoing, individually, a Redemption Notice.

(bb) “Redemption Prices” means, collectively, the Triggering Event Redemption Prices, the Change of Control Redemption Prices and the Company Optional Redemption Price, each of the foregoing, individually, a Redemption Price.

(cc) “Required Holders” means the Holders representing at least a majority of the aggregate Series H-1 Preferred Shares then outstanding and shall include the Lead Investor so long as the Lead Investor or any of its Affiliates is a Holder.

(dd) “SEC” means the United States Securities and Exchange Commission.

(ee) “Securities Act” means the Securities Act of 1933, as amended.

(ff) “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the investors listed on the signature pages attached thereto pursuant to which the Company issued the Series H-1 Preferred Shares and warrants to purchase Common Stock, as amended from time to time.

(gg) “Series H SPA” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(hh) “Stated Value” means $1,000 per Series H-1 Preferred Share (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Company’s preferred stock occurring after the Subscription Date).

(ii) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(jj) “Subscription Date” means December 12, 2019.

(kk) “Subsidiary” has the meaning ascribed to such term in the Securities Purchase Agreement.

(ll) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock on such day, then on the principal securities exchange or securities market on which the Common Stock is then traded.

(mm) “Transaction Documents” has the meaning ascribed to such term in the Securities Purchase Agreement.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Scott Mahoney, its Chief Executive Officer, as of the __th day of ______________, 2019.

TARONIS TECHNOLOGIES, INC.

By:
Name:	Scott Mahoney
Title:	Chief Executive Officer